EXHIBIT 99.1

QCR Holdings, Inc. Finalizes Sale of Austin, MN Branch Offices of Community National Bank to Eastwood Bank

MOLINE, Ill., Oct. 15, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced the completion of its previously announced sale of the two Austin, Minnesota branches of Community National Bank to Eastwood Bank, Rochester, Minnesota. In the transaction which closed on October 11, 2013, Eastwood Bank acquired certain assets and liabilities of the two Austin branches, including deposits of approximately $37 million and $31 million of loans.

"Eastwood Bank was looking into expanding its presence into Austin before QCR's acquisition of Community National Bank was announced. We believe this is a great transaction as both organizations share a similar business model and commitment to the local communities that they serve," stated Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings, Inc.

"We are excited to be expanding our reach into Austin," said David J. Talen, President, Eastwood Financial Corporation, the holding company of Eastwood Bank. "We have been working very hard for several months to ensure a smooth transition for our new customers, and we are eager for the residents of Austin to experience the advantages of being an Eastwood Bank customer."

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford, Waterloo, and Cedar Falls communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, based in Bettendorf, Iowa commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa commenced operations in 2001, Rockford Bank & Trust Company, based in Rockford, Illinois commenced operations in 2005, and Community National Bank, based in Waterloo, Iowa commenced operations in 1997, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

About Community National Bank

Community National Bank, headquartered in Waterloo, Iowa, serves the Waterloo and Cedar Falls, Iowa markets. Community National Bank commenced operations in 1997 with one location in Waterloo and one in Cedar Falls. Community National Bank will now have four locations, all in Iowa – two in Waterloo and two in Cedar Falls. Community National Bancorporation and Community National Bank became a wholly owned subsidiary of QCR Holdings, Inc. on May 13, 2013.

About Eastwood Bank

Eastwood Bank has been serving customers in Southeast Minnesota since 1903 and continues to be locally owned and operated. Eastwood Bank is committed to Educating, Recommending, Advising, and Offering innovative financial services for their customers' success. As of September 30, 2013 the bank held over $634 million in assets and employed 190 people at 11 locations in Southeast Minnesota including its newest location at 318 1st Ave. SW in downtown Rochester.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the companies and their management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the companies. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the companies' management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the companies undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the companies to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the companies' general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iii) changes in interest rates and prepayment rates of the companies' assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii)  unexpected outcomes of existing or new litigation involving the companies; (ix) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT: Todd A. Gipple, Executive Vice President
         Chief Operating Officer and Chief Financial Officer
         QCR Holdings, Inc.
         (309) 743-7745

         David J. Talen, President
         Eastwood Financial Corporation
         (507) 252-2880